Exhibit 99.1

CONTACTS:
Diane Pelkey
Under Armour, Inc.
410-246-5927
dpelkey@underarmour.com
Tom Shaw
Under Armour, Inc.
410-843-7676 tshaw@underarmour.com

UNDER ARMOUR ANNOUNCES BRAD DICKERSON COO/CFO TO DEPART IN EARLY 2016

Baltimore, MD (October 13, 2015) – Under Armour (NYSE:UA) today announced that Chief Operating Officer and Chief Financial Officer Brad Dickerson will be stepping down to pursue another professional opportunity outside of the athletic performance industry. Mr. Dickerson has been with Under Armour since 2004, serving as CFO since 2008, and more recently gaining the title of COO in early 2015.

Mr. Dickerson will remain with Under Armour until February 2016 in order to ensure a smooth transition of leadership and responsibilities, and will continue to serve in his current roles while Under Armour conducts an external search for a new CFO. The new CFO will report directly to Kevin Plank, Under Armour’s founder and Chief Executive Officer. In addition, Under Armour expects to allocate key operational duties of the COO role to the new CFO and the current executive leadership team as part of the transition process.

“I want to take this opportunity to recognize Brad’s accomplishments and to thank him for his many contributions at Under Armour,” said Plank. “During his time at Under Armour, Brad has played an integral role in providing value for the company by building a strong team and demonstrating a core competency of accelerating growth, taking the company from pre-IPO to a multi-billion dollar global business.”

“I am extremely proud of being part of this dynamic brand, specifically in driving explosive growth to nearly $4 billion in revenue this year and laying the foundation for $7.5 billion in revenue by 2018,” said Dickerson. “Over the last 11 years, Under Armour has enabled me to develop many competencies, including helping an early stage company accelerate growth, and I am excited to utilize this expertise in the near future. I look forward to seeing the many great things to come from this brand and will focus on helping to secure and transition a world-class CFO.”

About Under Armour, Inc.

Under Armour (NYSE: UA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand’s innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company’s website at www.uabiz.com.